UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Kodiak Oil & Gas Corp.

(Exact name of registrant as specified in its charter)

Yukon Territory	N/A
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1625 Broadway, Suite 250 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares, no par value	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:                      (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This Registration Statement on Form 8-A is being filed by Kodiak Oil & Gas Corp. (the “Registrant”) in connection with the registration of its Common Stock, no par value, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the transfer of the listing of the Common Stock to the New York Stock Exchange.  The Common Stock had previously been registered on the NYSE Amex LLC under Section 12(b) of the Exchange Act.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant’s Securities to be Registered.

We are authorized to issue an unlimited number of shares of common stock, no par value. As of August 2, 2011, there were 209,305,939 shares of our common stock issued and outstanding.

Holders of our common stock are entitled to receive any dividends that may from time to time be declared by our board of directors. We have not paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. Holders of our common stock are entitled to one vote per share on all matters brought to a vote of the shareholders. Because holders of our common stock do not have cumulative voting rights, the holders of a majority of our common stock represented at a meeting can select all of the directors. At least two persons must be present in person, each being a shareholder entitled to vote or a duly appointed proxy for an absent shareholder so entitled and together holding or representing by proxy not less than 5% of the outstanding shares of the Company to satisfy the quorum requirement under our governing articles. To change the rights of shareholders of stock, where such rights are attached to an issued class or series of shares, the Business Corporations Act (Yukon Territory) requires the approval by a special resolution of the shareholders of the class or series of shares, as the case may be, requiring a majority of not less than a 2/3 of the votes cast by the shareholders who voted in respect of that resolution.

Holders of our common stock have no preemptive rights to subscribe for any additional securities that we may issue. There are no redemption provisions or sinking fund provisions for the common stock, nor is the common stock subject to calls or assessments by us. All shares of our common stock outstanding on the date of this prospectus have been legally issued and are fully paid and nonassessable. Upon any liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to share equally, share-for-share, in the assets of the Company available for distribution after payment to all our creditors.

The Transfer Agent and Registrar for the common stock is Computershare Investor Services Inc.

Item 2.  Exhibits.

Not applicable.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

KODIAK OIL & GAS CORP.

Date: August 2, 2011	By:	/s/ James P. Henderson
James P. Henderson
Chief Financial Officer